Exhibit 3.20

Operating Agreement

Of

CALUMET SHREVEPORT, LLC

This Operating Agreement of Calumet Shreveport, LLC, a limited liability company organized pursuant to the Indiana Business Flexibility Act, is entered into as of the 25th day of October, 2004, by and between the undersigned person executing this Agreement as Member.

ARTICLE I

DEFINITIONS

Unless the context clearly indicates otherwise, the following terms shall have the following meanings in this Agreement.

“Act” means the Indiana Business Flexibility Act, I.C. 23-18-1-1 et. seq., as same may be amended over time.

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person. The word “control” as used in the prior sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights of the corporation. With respect to non-corporate Persons, the word “control” means the power to direct the management thereof.

“Agreement” means this operating Agreement, as same may be amended over time.

“Articles” means the Articles of Organization of the Company filed with the Indiana Secretary of State, as same may be amended over time.

“Assignee” means an assignee of Units who has not been admitted as a Substitute Member.

“Capital Account” means the amount of cash and net fair market value of property that a Member or Assignee shall have contributed to the Company as Capital Contribution, with the following adjustments:

(i) The Capital Account shall be increased by all Profits allocated to such Member or Assignee pursuant to this Agreement.

(ii) The Capital Account shall be decreased by (a) the amount of cash and the fair market value of all property distributed to such Member or Assignee by the Company, less liabilities securing such property, and (b) all Losses allocated to such Person pursuant to this Agreement.

(iii) The Capital Account shall be adjusted in any manner required by the Regulations including, but not limited to, Section 1.704-1(b)(2) (iv) or otherwise, in order to be deemed properly maintained for federal income tax purposes.

(iv) Capital Accounts shall not bear interest.

(v) The transferee of Units shall succeed to the Capital Account attributable to the Units transferred.

“Capital Contribution” means any contribution of money, property or services to the Company made by or for a Member or Assignee.

“Code” means the Internal Revenue Code of 1986, as same may be amended from time to time.

“Commitment” means the obligation of a Member or Assignee to make a Capital Contribution.

“Company” means Calumet Shreveport, LLC.

“Company Liability” means any enforceable debt or obligation for which the Company is liable or which is secured by any Company property.

“Default Interest Rate” means the prime lending rate quoted by LaSalle Bank, NA (or its successor) plus 3%, at the time of a default.

“Dissociation” means any action which causes a Member or Assignee to cease being a Member.

“Dissolution Event” means an event which will result in the dissolution of the Company.

“Distribution” means a transfer of property to a Member or Assignee based upon Units.

“Fiscal Year” means the Company’s taxable year.

“Majority-in-Interest” means, at any given time, members that both (i) hold in the aggregate more than fifty percent (50%) of the profits interest held by all Members and (ii) hold in the aggregate more than fifty percent (50%) of the capital interests held by the Members as determined on the basis of positive Capital Account balances of the Members. If all of the Capital Account balances are zero or negative, the Majority-in-Interest shall be determined by profits interest.

“Member” means the Person (i) who has signed this Agreement as a Member or who is hereafter admitted as a Member of the Company pursuant to this Agreement and (ii) who holds Units in the Company.

“Person” means a natural person, trust, partnership, limited liability company, corporation or any other legal entity.

“Profits” and “Losses” for each Fiscal Year means the net income or net loss of the Company for such Fiscal Year or fraction thereof, as determined for federal income tax purposes in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments:

(i) Any income that is exempt from federal income tax and is not otherwise taken into account in determining Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

(ii) Expenditures of the Company described in Section 705(a)(2)(B) of the Code for such year, including items treated under Section 1.704-1(b)(2)(iv)(1) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be subtracted from taxable income or loss;

(iii) Relative to property (other than money) which has been contributed to the capital of the Company, Profit and Loss shall be computed pursuant to the provisions of Section 1.704-1(b)(2)(iv)(q) of the Regulations by computing depreciation, amortization, gain or loss upon the fair market value of such property on the books of the Company;

(iv) Relative to any property of the Company which has been revalued as required or permitted by the Regulations under Section 704(b) of the Code, Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation;

(v) The difference between the adjusted basis for federal income tax purposes and the fair market value of any asset of the Company shall be treated as gain or loss from the disposition of such asset in the event (i) any new or existing Member acquires an additional interest in the Company in exchange for a contribution to capital of the Company; or (ii) such asset of the company is distributed to a Member pursuant to the Agreement or as consideration for a reduction of such Member’s interest in the Company or in liquidation of such interest as defined in Section 1.704-1(b)(2)(ii)(g) of the Regulations.

“Regulations” means the regulations promulgated under the Code, as same may be amended over time.

“Substitute Member” means an Assignee who has been admitted as a Member.

“Transfer” means any conveyance sale, gift, assignment, pledge, granting of a security interest or other disposition.

“Unit” means an interest of a Member or Assignee in the Profits, Losses and Distributions of the Company as determined in accordance with this Agreement. As of the date of this Agreement, the Company has Units outstanding. The number of Units initially issued to each Member in exchange for its initial Capital Contribution is set forth on Exhibit A which shall be amended in the event that the Company issues additional Units or acquires any outstanding Units. There shall be no certificate or other separate document issued to a Member as evidence of its Units.

ARTICLE II

FORMATION

2.1 Organization. The Member hereby authorizes and ratifies the formation of the Company as an Indiana limited liability company pursuant to the provisions of the Act, effective upon the filing of the Articles with the Indiana Secretary of State.

2.2 Registered Agent and Office. The Company’s registered agent and registered office are reflected in the Articles tiled with the Indiana Secretary of State. The Members may, from time to time, change the registered agent or office through proper filings with the Secretary of State. If the registered agent ceases to act or the registered office shall change, the Members shall designate a replacement registered agent or file a notice of change of address as necessary.

2.3 Principal Office. The principal office of the Company shall be located at:

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, IN 48214

2.4 Business. The business of the Company shall be:

(a) To conduct any legal business whatsoever.

(b) To exercise all powers which may be lawfully exercised under the Act.

ARTICLE III

ACCOUNTING AND RECORDS

3.1 Records to be Maintained. The Company shall maintain the following records at its principal office:

(a) A list containing the kill name and last known mailing address of every Member and Assignee of the Company;

(b) Copies of the Articles and all amendments thereto;

(c) Copies of the Company’s federal, state and local income tax returns and financial statements, if any, for the three (3) most recent years, or if returns and statements were not prepared, copies of data supplied to Members which allowed them to prepare their federal, state, and local tax returns for the same period;

(d) Copies of this Agreement and all amendments thereto and;

(e) Any other documents required by the Act or this Agreement.

3.2 Books and Records. The Company shall maintain appropriate books and records, kept in accordance with generally accepted accounting principles, financial statements which may be audited, and a record of the Capital Account for each Member and Assignee. Each Member shall have the right to inspect and copy any books and records of the Company after reasonable notice and at reasonable times.

ARTICLE IV

MANAGEMENT

4.1 Management. The business of the Company shall be managed by the Member, who shall have full authority, power and discretion to direct and control the business and operation of the Company, and to make all decisions relating to the management of the Company’s business. The Member shall have the right and authority to delegate various responsibilities for the operation of the Company in order to promote the business of the Company.

4.2 Specific Powers. Without limiting the generality of Section 4.1, the Member shall have power and authority, on behalf of the Company:

(a) To appoint a slate of officers, which officers shall have the authority to exercise the powers listed below on behalf of the Company;

(b) To engage, hire, employ, contract with, or lease employees and/or agents of, or for, the Company and define their duties and fix their remuneration;

(c) To borrow or raise money as needed by the Company; to execute and deliver, all kinds of securities including, but not limited to, promissory notes, drafts, letters of credit, bonds, and other negotiable instruments and evidences of indebtedness; and to secure the payment and performance d such securities by giving a security interest in, or mortgage, pledge, conveyance or assignment in trust of, the whole or any part of the tangible assets of the Company, whether at the time owned or thereafter acquired;

(d) To enter into, make, amend, modify and perform agreements of all types;

(e) To buy, sell, lease (as lessor or lessee), exchange or otherwise acquire or dispose of any property or assets of the Company and execute all documents to accomplish the aforesaid activities;

(f) To increase, decrease, modify or extend any debt, security interest or mortgage of the Company and execute and deliver documents evidencing such acts;

(g) To employ, engage, or contract with entities as deemed advisable to carry on or further the Company’s business including, but not United to, accountants and attorneys; and

(h) To otherwise take all lawful actions to conduct the Company’s business.

Except as authorized by this Agreement or by the Member, no attorney-in-fact employee or other agent of the Company shall have any power or authority to bind the Company.

4.3 Limitations Upon Powers of Member. The Member, or any person appointed by the Managing Member shall not have authority to:

(a) Use Company property or the Company name in any way, except in performing legitimate Company business;

(b) Dispose of the goodwill of the Company;

(c) Do any act which would make it impossible to carry on the ordinary business of the Company; or

(d) Take any action prohibited by the Act.

4.4 Liability for Certain Acts. The Member shall perform his duties reasonably by acting in the best interests of the company and exercising a degree of care which an ordinarily prudent person would exercise under like circumstances. The Member shall not have any liability to the Company by reason of being or having been a Member of the Company unless the liability shall have been the result of fraud, deceit, gross negligence or wilful misconduct by Member.

4.5 Members Have No Exclusive Duty to Company. The Member shall not be required to manage the Company as his exclusive function and Member may have other business interests and may engage in other activities in addition to those relating to the Company. Member shall incur no liability to the Company as a result of engaging in any other business or venture.

ARTICLE V

MEMBERS

5.1 Liability of Members. No Member by virtue of status as a Member, shall be liable for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

5.2 Representations and Warranties. Each Member hereby represents and warrants to each other Member that (a) the Member is acquiring the Units for the Member’s own account as an investment and without an intent to distribute the Units, and (b) the Units have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

5.3 Conflicts of Interest. No transaction with the Company shall be void or voidable solely because a Member has a direct or indirect interest in the transaction if the disinterested Members, holding in the aggregate fifty percent (50%) or more of the Units held by such disinterested Members, knowing the material facts of the transaction and the Members’ interest, authorize, approve, or ratify the transaction or the transaction was fair to the Company.

5.4 Meetings of Members. The Members shall meet annually at such times as shall be determined by resolution of the Members, commencing with the year 2005, for the purpose of transacting such business as may come before the meeting. Failure to hold an annual meeting shall not be grounds for dissolution of the Company. Special meetings of the Members, for any purpose or purposes, may be called by any Member or Members holding at least fifty percent (50%) of the outstanding Units. The Members may designate any place, for any meeting of the Members and if no designation is made, the place of meeting shall be the principal of the Company. A Member participating in a meeting electronically shall be deemed to be present at the meeting.

5.5 Notice and Record Date of Meetings. Except as otherwise provided herein, written notice stating the place, day and hour of a meeting and the purpose for which the meeting is called shall be delivered not less than seven (7) nor more than thirty (30) days before the date of the meeting, either personally or by mail, addressed to the Member at its address as it appears on the books of the Company. Members may waive prior notice by attending or by executing a written waiver of notice before or after the meeting.

The date on which notice of the meeting is mailed shall be the record date for such determination of Members entitled to notice of or to vote at any meeting of Members.

5.6 Quorum. A Majority-in-Interest of the Members represented in person or by proxy, shall constitute a quorum at any meeting of Members. If a quorum is present, the affirmative vote of a Majority-in-Interest of the Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles, or by this Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote upon any such matter and their Units shall be counted in the determination of whether the requisite matter was approved by the Members.

5.7 Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney- in- fact. No proxy shall be valid after two (2) months from the date of its execution, unless otherwise provided in the proxy.

5.8 Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members approving such action and delivered for filing with the Company records. Unless an action requires unanimous approval, the written consent will be effective upon approval by Members holding the number of Units necessary to approve the action. Any action taken hereunder is effective when the Members holding the number of necessary Units have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

5.9 Approval of Sale of All Assets. The Members shall have the right, by the of vote of a Majority-in-Interest, to approve the sale, exchange or other disposition of all, or substantially all, of the Company’s assets (other than in the ordinary course of the Company’s business) which is to occur as part of a single transaction or plan.

5.10 Approval of Merger. Any plan of merger must be approved by vote of a Majority-in-interest of the Members.

5.11 Withdrawal of Member. No Member shall have the authority to withdraw as a Member without the prior written consent of a Majority-In-Interest of the remaining Members.

ARTICLE VI

CONTRIBUTIONS AND COMMITMENTS

6.1 Initial Capital Contributions. Upon execution of this Agreement by all Members, each Member shall have a Commitment to immediately make an initial Capital Contribution of cash in the amount described on Exhibit A which is attached hereto and incorporated herein. No interest shall be paid on any Capital Contribution.

6.2 Additional Contributions. The Members may, but shall not be required to, make additional capital contributions to the Company. If the Majority-In-Interest of Members determines that the Company requires additional capital, the Members will be requested to make additional capital contributions in proportion to their Unit ownership. If any Member does not provide such funding, additional Units shall be authorized and issued to the contributing Members so that the Units held by each Member shall be proportional to each Member’s aggregate capital contribution as a fraction of the total aggregate capital contributions of all Members.

6.3 Member Loans. Any Members may, with the approval of a Majority-in-Interest loan funds to the Company. The repayment terms and interest rate for such Member loans shall be those approved by a Majority-In-Interest of Members.

ARTICLE VII

ALLOCATIONS AND DISTRIBUTIONS

7.1 Allocations of Profits. Except as provided in Sections 7.3 and 7.4, Profits and other items of income and gain shall be allocated in proportion to ownership of Units, and:

(a) First, if any Member or Assignee has a deficit balance in its Capital Account, then that Member’s or Assignee’s allocation shall be to its Capital Account until said Capital Account has been increased to zero;

(b) Second, if any Member or Assignee does not have a balance in its Capital Account that is in proportion to its Units, then that Member’s allocation shall be to its Capital Account until the balance of its Capital Account is in proportion to its Units; and

(c) Thereafter, Profits shall be allocated in proportion to Units, with distribution governed by Sections 7.4 and 12.3.

7.2 Allocation of Losses. Except as provided in Sections 7.3 and 7.4, Losses and other items of loss and deduction shall be allocated as follows:

(a) First, Losses shall be allocated among Members and Assignees with a positive balance in their Capital Accounts so that all the Capital Accounts are proportionate to the Units.

(b) Second, Losses shall be allocated among the Members and Assignees with a positive balance in their Capital Accounts in proportion to their Units until all Capital Accounts have been reduced to zero.

(c) Thereafter, Losses shall be allocated in proportion to the Units.

7.3 Distributions. Distributions may be declared from time to time by the Majority-In-Interest of the Members. No Distributions may be declared or paid if the Company would not be able to pay its debts as they become due in the ordinary course of business or the Company’s total assets would be less than its total liabilities. After fulfillment of Capital Account allocation requirements described in Section 7.1(a) and (b), distributions shall be allocated among the members and Assignees in proportion to their Units.

7.4 Allocations and Distributions to New Members and Assignees. If Units are properly transferred or if additional Units are properly issued to a new Member, Profits and Losses shall be allocated to the Assignee or the new or Substitute Member in accordance with Section 706(d) of the Code. All Distributions paid on or before the date of a Transfer shall be paid to the transferor, and all Distributions paid thereafter shall be made to the transferee.

ARTICLE VIII

TAXES

8.1 Method of Accounting For Tax Purposes. The Majority-in-Interest of Members shall choose the method of accounting to be used by the Company.

8.2 Tax Matters Partner. The Member shall be the initial “tax matters partner.”

ARTICLE IX

TRANSFER OF UNITS

9.1 General. Except as otherwise specifically provided herein, a Member or Assignee may not Transfer, and shaft not be required to Transfer, all or any part of its Units. My purported Transfer of Units not in compliance with this Article shall be void. This prohibition shall not apply to pledges of Units made in order to secure Company’s or a Member’s obligations to a creditor, which pledges are specifically allowed. Further, this prohibition shall not apply to any such creditor’s rights to enforce or foreclose a pledge of Units made by a Member. A creditor who has succeeded to the interest of a Member through the enforcement or foreclosure of such a pledge shall have the rights of a Member, notwithstanding Sections 9.5, 9.6, and 9.7 below.

9.2 Obligation to Purchase Upon Death or Disability. Within ninety (90) days after the death or disability (the inability to perform one’s normal duties as an employee for a period of six (6) months) of an individual Member (the “Deceased or Disabled Member), the Company shall be obligated to purchase, and any persons or entities otherwise entitled to the Units of the Deceased or Disabled Member shall be obligated to sell, all of the Units held by such Deceased or Disabled Member at the ‘Established Price,” as defined in Section 9.3.

9.3 Determination of Established Price. For purposes of this Agreement, the term “Established Price” shall mean the greater of (a) One Dollar ($1.00) per Unit or (b) the book value per Unit of the Company at the end of the last full fiscal year (as shown in the Company’s financial statements which shall be prepared in accordance with generally accepted accounting principles consistently applied).

9.4 Company Right to Purchase in the Event of Transfer Prior to Death or Disability. In the event any individual Member ceases to be an employee of The Heritage Group or any of its affiliates, for any reason, prior to such Member’s death or disability, the Company shall have the right, but not the obligation, to purchase such Member’s Units at the Established Price at any time prior to the earlier of such Members death, disability or reaching age 60. If the Company does not exercise the right granted by this Section 9.4, the provisions of Section 9.2 shall apply upon the death or disability of such Member, or upon such Member’s reaching age 60.

9.5 Assignee Not a Substitute Member in Absence of Member Approval.

(a) A proposed Transfer of Units shall not be effective unless and until all requirements of this Article have been satisfied and written notice of the Transfer has been provided to the Company and the other Members.

(b) Unless otherwise provided in this Agreement, any transferee of Units shall be an Assignee and have no right to participate in the management of the business of the Company, to exercise any voting power or to become a Substitute Member, unless a Majority-In-Interest of the remaining Members approve the admission of the transferee as a Substitute Member.

(c) Any transfer of Units or admission of an Assignee as a Substitute Member shall be effective on the last day of the month in which the Transfer or admission is made.

9.5 Transfers Without Offer to other Members. Notwithstanding the foregoing provisions, without first offering the Units to other Members, a Member may transfer Units to another entity which is owned and controlled by the Member or Affiliates of the Member. Any transferee of Units described under the previous sentence shall be a Substitute Member unless otherwise provided by the transferor Member.

9.6 Other Requirements for Electiveness of Transfer. The Members may require any proposed transferor and/or the proposed transferee to execute documents of transfer, and to perform all such other acts which they may deem necessary or desirable to:

(a) constitute such transferee as an Assignee or a Substitute Member;

(b) confirm that the Person desiring to acquire Units, or to be admitted as a Member, has accepted and agreed to be bound by all of the provisions of this Agreement as same may have been or may be amended;

(c) preserve, after the Transfer, the Company’s status under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(d) maintain the Company’s classification as a partnership for federal income tax purposes; and

(e) assure compliance with all applicable federal, state and local laws and regulations.

ARTICLE X

ADDITIOVAL MEMBERS

Any Person acceptable to the Members by their unanimous consent thereto may become a Member of the Company either by the issuance by the Company of Units for such consideration as the Members by their unanimous consent shall determine, or as an approved transferee of a Member’s Units or any portion thereof, subject to all provisions of this Agreement.

ARTICLE XI

DISSOCIATION OF A MEMBER

11.1 Dissociation. A Person shall cease to be a Member upon the happening of any of the following events: withdrawal of such Member; the death of a Member who is a natural person; the termination of a trust if such trust is a Member; filing of a certificate of dissolution or revocation of corporate charter for any Member that is a corporation; dissolution of an organization of a non-corporate entity for any Member that is an organization other than a corporation.

11.2 Rights of Dissociating Member. In the event any Member dissociates prior to the dissolution and winding up of the Company and the Dissociation causes a dissolution and winding up of the Company under the following Article, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member, except that any Distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the Dissolution and winding up. However, if the Dissociation does not cause a dissolution and winding up of the Company under the following Article the dissociated Person shall thereafter hold Units as an Assignee.

ARTICLE XII

DISSOLUTION AND WINDING UP

12.1 Dissolution. The Company shall be dissolved and its affairs wound up upon any of the following events:

(a) The expiration of the term of the Company, if one is set forth in the Articles;

(b) The unanimous written consent of all Members:

(c) The Dissociation of any Member, unless the business of the Company is continued with the written consent of a Majority-In-Interest of the remaining Members within 90 days after such Dissociation.

(d) Notwithstanding the foregoing, there shall be no voluntary dissolution/winding up until the payment in full of all Secured Obligations (as defined in that certain Term Loan Agreement dated October 25, 2004 between Company and Lehman Commercial Paper, Inc., as administrative agent for the lenders party to the Term Loan Agreement), and all Liabilities (as defined in that certain Loan and Security Agreement dated October 25, 2004 between Company and LaSalle Business Credit, LLC, as agent for the lenders party to the Loan and Security Agreement).

12.2 Effect of Dissolution. Upon dissolution, the existence of the company shall continue for the time period to allow the Members to wind up all of the Company’s affairs in a reasonable and expeditious manner.

12.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company property shall be distributed:

(a) To creditors of the Company;

(b) To Members and Assignees with positive Capital Account balances giving due consideration to adjustments required by the dissolution.

12.4 Winding Up and Certificate of Dissolution. Upon the completion of winding up of the Company, the Members shall file a certificate of dissolution with the Indiana Secretary of State.

ARTICLE XIII

INDEMNFICATION

13.1 General. The Company shall indemnify any Person who is made a party, or is threatened to be made a party, to any action, suit or proceeding, by reason of the fact that it is or was a Member of the Company, against expenses and attorneys’ fees, judgments, settlements, penalties and fines actually or reasonably incurred in accordance with such action, suit or proceeding, if such Person or Member acted in good faith and in a manner reasonably believed by such Person or Member to have been in the best interest of the Company. The Company may also, with the consent of the Majority-In-Interest of the Members, indemnify any Assignee or employee or agent of the Company who is not a Member in the manner and to the extent that it shall indemnify Members pursuant to this section.

13.2 Advancement of Expenses. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Company in advance of the final disposition of such action, suit or proceeding.

13.3 Non-Exclusive Provisions. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a Person seeking indemnification may be entitled.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter of this Agreement. Relative to the Company, this Agreement and the Articles replace and supersede all prior agreements by and among the Members or any of them. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever.

14.2 Amendments. All amendments to this Agreement shall be in writing and signed by all the Members.

14.3 No Partnership Intended for Non-tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership or a limited partnership. The Members do not intend to form a partnership or to be partners one to another, or partners as to any third party. To the extent that any Member in any way represents to another person that any other Member is a partner or that the Company is a partnership, such Member shall be liable to any other Member who incurs personal by reason of such misrepresentation.

14.4 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties to this Agreement, and their respective successors and assigns subject to the express provisions of this Agreement relating to successors and assigns, and the Company and no other person will have any rights, interest, or claims under this Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

14.5 Headings. All headings in this Agreement are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

14.6 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provisions will be fully severable. This Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement. The remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

14.7 Notices. Any notice to be given or to be served upon the Company, Members or Assignees in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given at the addresses specified in Exhibit B. Any Member or the Company may, at any lime by giving 5 days, prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.

14.8 Number and Gender. All provisions and references to gender shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

14.9 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof of this Agreement it will be necessary to produce only one copy of this Agreement signed by the party to be charged.

14.10 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

14.11 Terms. Any reference to the Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

14.12 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform an of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.

14.13 No Certificated Interests. There shall be no separate certificate or document issued to a Member as evidence of its Units.

14.14 Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

14.15 Governing Law. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned Member as of the date first above written

MEMBER:

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP
By and through Calumet, Incorporated, its General Partner

By:	/s/ Authorized Signatory

EXHIBIT A

1. Units Initially Issued To Member

Member	Number of Units
Calumet Lubricants Co., Limited Partnership	1,000
Total	1,000

2. Contribution By Member

Member	Contribution
Calumet Lubricants Co., Limited Partnership	1,000
Total	1,000

Note: The contribution by member is an estimate subject to final accounting adjustments upon execution of that certain Contribution Agreement by and among Calumet Lubricants Co., Limited Partnership, Calumet Shreveport LLC, Calumet Shreveport Lubricants & Waxes, LLC and Calumet Shreveport Fuels, LLC dated October 25, 2004.

EXHIBIT B

Addresses For Notices

Member.	Calumet Lubricants Co., Limited Partnership
Attn: Vice President and Chief Financial Officer
2780 Waterfront Pkwy. E. Dr., Suite 200
Indianapolis, IN 46214

FIRST AMENDMENT

TO

OPERATING AGREEMENT

OF

CALUMET SHREVEPORT, LLC.

This First Amendment hereby amends the Operating Agreement of Calumet Shreveport, LLC (‘Company”) previously entered into, on or about October 25, 2004.

This First Amendment amends the Operating Agreement dated October 25, 2004 as follows:

1.	The definition of “Unit” of the Operating Agreement is hereby deleted.

2.	A new definition for “Unit” of the Operating Agreement is hereby adopted as follows:

“Unit” means an interest of a Member or Assignee in the Profits, Losses, and Distributions of the Company as determined in accordance with this Agreement As of the date of this Agreement, the Company has Units outstanding. The number of Units initially issued to each Member in exchange for its Initial Capital Contribution is set forth on Exhibit A which shall be amended in the event that the Company issues additional Units or acquires any outstanding Units.

3.	Paragraph 14.13 of the Operating Agreement (“No Certificated Interests”) is hereby deleted.

4.	A new Paragraph 14.13 of the Operating Agreement is hereby adopted as follows:

“14.13 Certificated Interests. Each Member’s ownership interest in the Company shall be represented by a certificate issued by the Company in such form as will qualify such certificated interest, as represented by such certificate, as a “security” pursuant to and to be governed by IC 26-1-8.1 of the Indiana Uniform Commercial Code.

5.	Except as amended hereby, the Operating Agreement of Company shall remain in full force and effect.

DATED this 15th day of November, 2005.

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By and through its general partner, CALUMET, INCORPORATED

By:	/s/ R. Patrick Murray, II
Name:	R. Patrick Murray, II
Title:	Vice President and Chief Executive Officer